UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AMAZON.COM, INC.

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The Amazon Board of Directors has adopted a policy that the Nominating and Corporate Governance Committee include a slate of diverse candidates, including women and minorities, for all director openings. This policy formalizes a practice already in place.

The Board of Directors Guidelines on Significant Corporate Governance Issues, as revised by the Board, are available on the Amazon Investor Relations website under “Corporate Governance; Documents and Charters,” and the revised language in Section III of the Board of Directors Guidelines on Significant Corporate Governance Issues, addressing Selection of Candidates for Board Membership, is set forth below.

III. Board Membership

Selection of Candidates for Board Membership

The full Board, on the recommendation of the Nominating and Corporate Governance Committee, nominates candidates for election to the Board. In selecting candidates for recommendation to the Board, the Nominating and Corporate Governance Committee annually reviews the tenure, performance, and contributions of existing Board members to the extent they are candidates for re-election, and considers all aspects of each candidate’s qualifications and skills in the context of the needs of the Company at that point in time with a view to creating a Board with a diversity of experience and perspectives, including diversity with respect to race, gender, geography, and areas of expertise. Accordingly, the Nominating and Corporate Governance Committee includes, and has any search firm that it engages include, women and minority candidates in the pool from which the Committee selects director candidates. Among the qualifications and skills of a candidate considered important by the Nominating and Corporate Governance Committee are a commitment to representing the long-term interests of the shareowners; customer experience skills; internet savvy; an inquisitive and objective perspective; the willingness to take appropriate risks; leadership ability; personal and professional ethics, integrity and values; practical wisdom and sound judgment; and business and professional experience in fields such as operations, technology, finance/accounting or marketing.